Exhibit 99.3

McGRAW HILL FINANCIAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

McGraw Hill Financial, Inc. (“MHFI” or the “Company”) acquired SNL Financial LC (“SNL Financial”) for total cash consideration of approximately $2.225 billion on September 1, 2015 (the "Acquisition Date"). The Company financed the acquisition with a combination of cash on hand and the issuance of senior notes, which are fully and unconditionally guaranteed by the Company’s wholly-owned subsidiary Standard & Poor’s Financial Services LLC.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and SNL Financial’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of SNL Financial and the related financing transactions. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and the twelve months ended December 31, 2014 give effect to these transactions as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 gives effect to these transactions as if they had occurred on June 30, 2015.

The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and intangible assets acquired.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and SNL Financial’s historical information included herein.

Combined Balance Sheet
June 30, 2015

	Historical
(in millions)	McGraw Hill Financial, Inc.	SNL Financial LC and Subsidiaries	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and equivalents	$1,720	$15	$(294)	a	$1,441
Accounts receivable, net of allowance for doubtful accounts	1,063	11	—		1,074
Deferred income taxes	203	—	—		203
Prepaid and other current assets	227	7	—		234
Total current assets	3,213	33	(294)		2,952
Property and equipment, net of accumulated depreciation	208	22			230
Capitalized software development costs, net	—	5	(5)	b	—
Goodwill	1,383	304	1,256	c	2,943
Other intangible assets, net	977	155	617	b	1,749
Other non-current assets	232	10	14	d	256
Total assets	$6,013	$529	$1,588		$8,130
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$181	$11	$2	e	$194
Current maturities of long-term debt, net of discount	—	3	(3)	f	—
Accrued compensation and contributions to retirement plans	264	16	—		280
Unearned revenue	1,387	126	(6)	g	1,507
Accrued legal and regulatory settlements	23	—	—		23
Other current liabilities	385	—	—		385
Total current liabilities	2,240	156	(7)		2,389
Long-term debt	1,494	267	1,729	f	3,490
Deferred rent	—	3	(3)	h	—
Deferred tax liability	—	3	—		3
Pension and postretirement benefits	285	—	—		285
Other non-current liabilities	369	1	—		370
Total liabilities	4,388	430	1,719		6,537
Redeemable noncontrolling interest	810				810
Equity:
Common stock	412	—	—		412
Additional paid-in capital	435	—	—		435
Retained income (loss)	7,438	(100)	68	i	7,406
Accumulated other comprehensive loss	(511)	(5)	5	j	(511)
Less: common stock in treasury	(7,011)	—	—		(7,011)
Members' interest	—	204	(204)	i	—
Total equity - controlling interests	763	99	(131)		731
Total equity - noncontrolling interests	52	—			52
Total equity	815	99	(131)		783
Total liabilities and equity	$6,013	$529	$1,588		$8,130

See accompanying notes to the unaudited pro forma condensed combined financial information.

Combined Statement of Income
Year Ended December 31, 2014

	Historical
(in millions, except per share data)	McGraw Hill Financial, Inc.	SNL Financial LC and Subsidiaries	Pro Forma Adjustments		Pro Forma Combined
Revenue	$5,051	$224	$—		$5,275
Expenses:
Operating-related expenses	1,627	58	55	k	1,740
Selling and general expenses	3,168	76	—		3,244
Product development	—	55	(55)	k	—
Depreciation	86	—	7	k	93
Amortization of intangibles	48	—	53	k,l	101
Depreciation and amortization	—	43	(43)	k	—
Total expenses	4,929	232	17		5,178
Other loss	9	—	—		9
Operating profit (loss)	113	(8)	(17)		88
Loss on extinguishment of debt	—	3	(3)	n	—
Interest expense, net	59	16	54	m	129
Other expense, net	—	1	—		1
Income (loss) from continuing operations before taxes on income	54	(28)	(67)		(41)
Provision for taxes on income	245	—	(35)		210
Loss from continuing operations	(191)	(28)	(32)		(251)
Income from discontinued operations, net of tax	178	—	—		178
Net loss	(13)	(28)	(32)	o	(73)
Less: net income from continuing operations attributable to noncontrolling interests	(102)	(1)	—		(103)
Net loss attributable to McGraw Hill Financial, Inc.	$(115)	$(28)	$(32)		$(175)

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Loss from continuing operations:
Basic	$(1.08)				$(1.30)
Diluted	$(1.08)				$(1.30)
Income from discontinued operations:
Basic	$0.66				$0.66
Diluted	$0.66				$0.66
Net loss:
Basic	$(0.42)				$(0.64)
Diluted	$(0.42)				$(0.64)
Weighted-average number of common shares outstanding:
Basic	271.5				271.5
Diluted	271.5				271.5

See accompanying notes to the unaudited pro forma condensed combined financial information.

Combined Statement of Income
Six Months Ended June 30, 2015

	Historical
(in millions, except per share data)	McGraw Hill Financial, Inc.	SNL Financial LC and Subsidiaries	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,615	$121	$—		$2,736
Expenses:
Operating-related expenses	812	29	27	k	868
Selling and general expenses	665	38	—		703
Product development	—	27	(27)	k	—
Depreciation	43	—	4	k	47
Amortization of Intangibles	23	—	27	k,l	50
Depreciation and amortization	—	21	(21)	k	—
Total expenses	1,543	115	9		1,667
Other income	(11)	—	—		(11)
Operating profit	1,083	6	(9)		1,080
Interest expense, net	32	7	30	m	69
Other expense, net	—	1	—		1
Income (loss) from continuing operations before taxes on income	1,051	(2)	(39)		1,010
Provision for taxes on income	340	1	(17)	o	324
Net income (loss)	711	(3)	(22)		686
Less: net income from continuing operations attributable to noncontrolling interests	(55)		—		(55)
Other comprehensive loss: Foreign currency translation adjustments	—	(1)	—		(1)
Net income (loss) attributable to McGraw Hill Financial, Inc.	$656	$(4)	$(22)		$630

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$2.40				$2.31
Diluted	$2.38				$2.28
Net income:
Basic	$2.40				$2.31
Diluted	$2.38				$2.28
Weighted-average number of common shares outstanding:
Basic	273.3				273.3
Diluted	276.0				276.0

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(in millions)

1.	Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of SNL Financial’s assets acquired and liabilities assumed and conformed the accounting policies of SNL Financial to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of SNL Financial as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

2.	Financing transactions

The Company completed the acquisition of SNL Financial for approximately $2.225 billion in cash. The Company partially financed the purchase by issuing $2 billion of senior notes, consisting of $400 million of 2.5% senior notes due in 2018, $700 million of 3.3% senior notes due in 2020 and $900 million of 4.4% senior notes due in 2026. These senior notes are fully and unconditionally guaranteed by Standard & Poor's Financial Services, LLC, a wholly-owned subsidiary of the Company.

3.	Preliminary purchase price allocation

The Company has performed a preliminary valuation analysis of the fair market value of assets and liabilities of the SNL Financial business. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets as well as goodwill and (3) other changes to assets and liabilities.

Our acquisition of SNL Financial was accounted for using the acquisition method. Under the acquisition method, the excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill and other intangibles. The intangible assets, excluding goodwill and indefinite-lived intangibles, will be amortized over their anticipated useful lives between 10 and 18 years which will be determined when we finalize our purchase price allocation.

The following table presents the preliminary allocation of purchase price to the assets and liabilities of SNL Financial as a result of the acquisition.

($ in millions)
Current assets	$33
Property, plant and equipment	22
Goodwill	1,560
Other intangible assets, net:
Databases and software	421
Customer relationships	162
Tradenames	185
Other intangibles	4
Other intangible assets, net	772
Other non-current assets	10
Total assets acquired	2,397
Current liabilities	(27)
Unearned revenue	(120)
Other non-current liabilities	(4)
Total liabilities acquired	(151)
Net assets acquired	$2,246

4.	Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Represents payment for the portion of the SNL Financial purchase price paid with cash on hand of $262 million and the payment of transaction costs related to the acquisition of $31.5 million.

(b)
Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including, database content, trade names, customer relationships, software, and a favorable lease. Since all information required to complete our detailed valuation analysis of SNL Financial's intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements the Company made preliminary assumptions that may be subject to change.

($ in millions)	Value	Life	Annual Amortization
Database content	$376	10	$38
Trade names	185		—
Customer relationships	162	15	11
Software	45	10	4
Favorable lease	4	18	0.2
Total intangible assets	$772		$53.2

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

(c)	Represents the goodwill resulting from the acquisition. The preliminary purchase price allocation is subject to change, and the impact of such changes may be material.

(d)
Represents deferred financing costs associated with the issue of $2.0 billion of senior notes, consisting of $400 million of 2.5% senior notes due in 2018, $700 million of 3.3% senior notes due in 2020 and $900 million of 4.4% senior notes due in 2026.

(e)	Represents amounts owed for professional fees incurred for financing costs associated with the $2.0 billion of senior notes.

(f)	Represents the effects of extinguishing SNL Financial's short-term debt upon completion of the acquisition. The net increase in debt includes:

($ in millions)
Issuance of new term debt, net of debt discount of $4	$1,996
Decrease for extinguishment of existing SNL Financial debt	(270)
Pro forma adjustment to debt	$1,726

(g)
Represents the estimated adjustment to decrease the assumed deferred revenue obligations to a fair value of approximately $120 million, a $6 million decrease from the carrying value. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin.

(h)	Adjustment of deferred rent liability to fair value upon application of acquisition accounting.

(i)	Represents the elimination of the historical equity of SNL Financial and the impact of payment of transaction costs of $32 million by the Company at the close of the transaction.

(j)	Represents the elimination of the historical other comprehensive income of SNL Financial.

(k)	Certain reclassifications have been made to the historical presentation of SNL Financial to conform to the financial statement presentation of the Company.

(l)	Represents the amortization of identified intangibles assets acquired by the Company described in note (b).

The preliminary estimates of fair value and estimated useful lives of the identified intangible asset may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

(m)
Represents the net increase to interest expense resulting from interest on the new debt to finance the acquisition of SNL Financial and extinguish its existing debt and the amortization of related debt issuance costs as follows:

($ in millions)	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Elimination of interest expense and amortization of debt issuance costs - outstanding SNL Financial debt	$(7)	$(16)
Interest expense on new debt	36	67
Amortization of new debt issuance costs and debt discount	1	3
Pro forma adjustments - interest expense	$30	$54

(n)	Represents reversal of a loss on extinguishment of debt as a result of SNL Financial’s restructuring of its credit facility during the year ended December 31, 2014.

(o)
To record the pro forma adjustments to reflect benefits from income tax at the weighted average Estimated statutory income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded.